UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 31, 2005
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant''s telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Chesapeake Corporation (""Chesapeake"" or the ""Company"") on September 6, 2005 (the ""Prior Report""). In the Prior Report, which is incorporated herein by reference, the Company announced a manufacturing reorganization within its Food and Household Paperboard Packaging sector, that included the proposed closure (subject to completion of the 90 day employee consultation period required under UK law) of the Company''s carton operation at Oldbury, West Midlands in the United Kingdom (the ""Birmingham"" site). At the time of the filing of the Prior Report, the Company was unable in good faith to make a determination of an estimate or range of estimates required by Item 2.05 of Form 8-K with respect to the closure of the Birmingham site.

The closure, which is expected to take place over the course of the first half of 2006, will result in up to 190 employee redundancies. The Company expects to incur employee severance costs of approximately $3.1 million, to be paid out through the first half of 2006. In addition, the Company expects to record approximately $1.0 million dollars in accelerated depreciation and approximately $1.0 million of asset redeployment costs, both of which are expected to be recognized, as incurred, through the second quarter of 2006.

This periodic report on Form 8-K may contain forward-looking statements. Actual events or results may differ materially from those statements. For information about factors that could cause such differences, please refer to the Company''s Annual Report on Form 10-K/A for the year ended January 2, 2005, including information set forth under the caption, ""Forward-Looking Statements"".

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: October 31, 2005	BY:	/s/ Thomas G. Hayes
Thomas G. Hayes
Controller
(Principal Accounting Officer)